Exhibit 99.1

StoneMor Partners L.P. Announces Commencement of Private $150 Million Debt Offering

LEVITTOWN, Pa., Nov. 10, 2009 (GLOBE NEWSWIRE) — StoneMor Partners L.P. (Nasdaq: STON—News) (“StoneMor”) announced today that its wholly owned subsidiaries, StoneMor Operating LLC, Cornerstone Family Services of West Virginia Subsidiary, Inc. and Osiris Holdings of Maryland Subsidiary, Inc. (together, the “Issuers”) intend to commence a private offering to eligible purchasers of $150 million aggregate principal amount of Senior Notes due 2017 (the “Notes”). The Issuers intend to use the net proceeds from the offering to prepay a portion of the outstanding borrowings under its existing credit facilities and to redeem $17.5 million of its outstanding Series B Senior Notes due 2012. Payment of the Notes will be unconditionally guaranteed on a senior unsecured basis by StoneMor and its existing and future subsidiaries (other than the Issuers) that guarantee, or are the borrowers under, StoneMor’s existing credit agreement. The private offering of the Notes is contingent upon the execution of an amendment to StoneMor’s existing senior secured debt obligations.

The Notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The Notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act. This press release is being issued pursuant to Rule 135c under the Securities Act of 1933. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected offering and the use of proceeds. These statements reflect StoneMor’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions. StoneMor undertakes no obligation to update any forward-looking statements contained herein.